August 5, 1997



Advanced Aerodynamics & Structures, Inc.
3501 Lakewood Boulevard
Long Beach, California 90808

Re:      Post-Effective Amendment No. 1. to the Registration Statement on
         Form SB-2

Ladies and Gentlemen:

We are counsel for Advanced Aerodynamics & Structures, Inc., a Delaware corporation (the "Company"), in connection with the preparation of Post-Effective No. 1 to the Registration Statement on Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on August 5, 1997 for the sale of 7,255,721 units ("Units"), each consisting of one share of Class A Common Stock and one Class B Warrant issuable upon the exercise of outstanding Class A Warrants, 14,155,721 shares of Class A Common Stock issuable upon the exercise of outstanding Class B Warrants and Class B Warrants issuable upon the exercise of outstanding Class A Warrants, 600,000 Unit purchase options (the "Unit Purchase Options"), 600,000 Units issuable upon the exercise of the Unit Purchase Options, each such Unit consisting of one share of Class A Common Stock, one Class A Warrant and one Class B Warrant, 600,000 Units issuable upon the exercise of the Class A Warrants underlying the Unit Purchase Options, 1,200,000 shares of Class A Common Stock issuable upon exercise of the Class B Warrants underlying the Unit Purchase Options, 3,144,279 Class A Warrants for certain selling security holders, each of whom was an investor in the Company's private placement prior to its initial public offering (the "Remaining Selling Securityholders"), 3,144,279 Units issuable upon the exercise of Class A Warrants registered for the resale by the Remaining Selling Securityholders, and 3,144,279 shares of Class A Common Stock issuable upon the exercise of Class B Warrants underlying the Class A Warrants, registered for the resale by the Remaining Selling Securityholders.

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The Units, Class A Warrants, Class B Warrants and Class A Common Stock covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid, and nonassessable.

The Unit Purchase Options are duly authorized, validly issued, fully paid and nonassessable.



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Advanced Aerodynamics & Structures, Inc.
August 5, 1997
Page 2

The Class A Warrants covered by the Registration Statement and registered for the account of the Remaining Selling Securityholders are duly authorized, validly issued, fully paid and nonassessable.

The shares of Class A Common Stock and Class B Warrants underlying the Class A Warrants covered by the Registration Statement, when issued in accordance with the terms and conditions set forth therein, will be duly authorized, validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                          Very truly yours,



                                          LUCE, FORWARD, HAMILTON & SCRIPPS LLP